Exhibit 12.1

Las Vegas Sands Corp.

Statement of Computation of Ratios

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009 (1)
	(in thousands)
Income (loss) before income taxes and noncontrolling interest	1,955,642	1,478,950	3,143,512	2,062,576	2,094,823	855,905	(372,627)
Add: Fixed charges	157,933	153,124	303,947	330,460	429,898	428,260	398,947
Add: Amortization of interest capitalized	15,386	15,068	30,464	22,258	17,764	14,373	11,928
Less: Interest capitalized	(3,248)	(2,361)	(4,661)	(49,349)	(127,140)	(106,066)	(65,449)

Earnings as adjusted	2,125,713	1,644,781	3,473,262	2,365,945	2,415,345	1,192,472	(27,201)

Interest expensed	140,716	137,208	271,211	258,564	282,949	306,813	321,870
Interest capitalized	3,248	2,361	4,661	49,349	127,140	106,066	65,449
Estimated interest component in rental expense	12,893	12,470	25,181	19,814	17,314	15,381	11,628
Preference security dividend requirements of consolidated subsidiaries	1,076	1,085	2,894	2,733	2,495	—	—

Total fixed charges	157,933	153,124	303,947	330,460	429,898	428,260	398,947

Preferred stock dividends (2)	—	—	—	—	323,287	210,177	185,571

Total fixed charges and preferred stock dividends	157,933	153,124	303,947	330,460	753,185	638,437	584,518

Earnings to fixed charges	13.46	10.74	11.43	7.16	5.62	2.78	(0.07)

Deficiency amount	—	—	—	—	—	—	(426,148)

Earnings to combined fixed charges and preferred stock dividends	13.46	10.74	11.43	7.16	3.21	1.87	(0.05)

Deficiency amount	—	—	—	—	—	—	(611,719)

(1)	Las Vegas Sands Corp.‘s earnings were insufficient to cover fixed charges by $426.1 million for the year ended December 31, 2009 and were insufficient to cover combined fixed charges and preferred stock dividends by $611.7 million for the year ended December 31, 2009.
(2)	Computed as (i) the sum of the dividends, accretion to redemption value of preferred stock issued to our principal stockholder’s family and preferred stock inducement and repurchase premiums, divided by (ii) one minus the effective income tax rate applicable to continuing operations for those years that had income tax expense.